Exhibit 10.23

SunTrust Bank	Jordan Young, Senior Vice President
Mail Code Fl Tampa 4105	Relationship Manager
P.O. Box 3303
Tampa, FL 33602
Tel 813 318-3436
Fax 813 224-2424

COMMITMENT LETTER

January 24, 2013

Health Plan Intermediaries Holdings, LLC

The Michael W. Kosloske 2012 Descendants Trust Agreement

15438 North Florida Avenue

Suite 201

Tampa, Fl. 33613

Attention: Michael W. Kosloske, Member & CEO, Health Plan Intermediaries Holdings, LLC ; and; Lori Kosloske, Trustee, The Michael W. Kosloske 2012 Descendants Trust Agreement

Re: $2,000,000 revolving line of credit to Health Plan Intermediaries Holdings, LLC (“HPIH”) and to The Michael W. Kosloske 2012 Descendants Trust Agreement (“Descendants Trust”)

Mr. Kosloske:

SunTrust Bank (the “Bank”) is pleased to confirm to you that, subject to the terms and conditions set forth in this letter and the terms attached hereto as Annex 1 (the “Term Sheet” and together with this letter, this “Commitment Letter”), the Bank will establish a $2,000,000 revolving line of credit (the “Facility”) for Health Plan Intermediaries Holdings, LLC, a Delaware corporation (“HPIH”) and for The Michael W. Kosloske 2012 Descendants Trust (“Descendants Trust”) (collectively the “Borrower”). In addition to those terms set forth in the Term Sheet, the Bank may require certain other customary terms and conditions found in a credit facility of this type which may not be specifically listed therein. This Commitment Letter replaces and supersedes prior Commitment Letters to HPIH dated December 7, 2012; December 10, 2012; and December 20, 2012 in their entirety.

This commitment is subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation, including note(s) incorporating substantially the terms and conditions set forth in the Term Sheet; (ii) the absence of a material adverse change in the business, condition (financial or otherwise), results of operations or properties of the Borrower HPIH and its subsidiaries (if any) as reflected in its financial statements as of September 30, 2012; (iii) the accuracy of all representations which you have made or will make to the Bank and all information that you furnish to us and your compliance with the terms of this Commitment Letter; (iv) a closing of the Facility on or before March 1, 2013; (v) payment of a $10,000 due diligence fee on or before

Health Plan Intermediaries Holdings, LLC

The Michael W. Kosloske 2012 Descendants Trust Agreement

January 24, 2013

January 28, 2013; and (vi) Borrower HPIH agreeing to maintain its primary operating accounts at the Bank for a minimum twelve month period commencing with the date of this Commitment Letter.

The Borrower hereby agrees to pay, or reimburse the Bank on demand for, all reasonable costs and expenses incurred by the Bank (whether before or after the date hereof) in connection with this Commitment Letter and the transactions contemplated hereunder (regardless of whether any of the transactions contemplated hereby are consummated), including without limitation the reasonable costs and expenses of the Bank’s counsel (including in-house counsel), and all reasonable costs and expenses of the Bank, including, without limitation, reasonable costs and expenses of the Bank’s counsel (including in-house counsel), incurred in connection with the enforcement of its rights and remedies hereunder. Your obligation in respect of such costs and expenses shall survive the expiration or termination of this Commitment Letter.

This Commitment Letter shall constitute a binding obligation of the Bank for all purposes immediately upon the acceptance hereof by the Borrower in the manner provided herein. Notwithstanding any other provision of this Commitment Letter, the Bank’s commitments and undertakings as set forth herein shall not be or become effective for any purpose unless and until this Commitment Letter shall have been accepted by the Borrower in the manner specified below.

If you are in agreement with the foregoing, please sign and return the enclosed copy of this Commitment Letter to the Bank at its office located at 401 East Jackson Street, Tampa, Fl. 33602 Attention: Jordan Young. Unless the Bank receives such copy of this Commitment Letter duly executed by an authorized officer of HPIH and by the Trustee of the Descendants Trust prior to 5:00p.m. (EST), Monday, January 28, 2013, along with payment of the $10,000 due diligence fee by that same time and date, the Bank’s obligations hereunder shall terminate on such date. In no event shall the Bank have any obligation to make the Facility available unless the closing shall have occurred on or prior to March 1, 2013. In addition to the foregoing, this Commitment Letter may be terminated at any time by mutual agreement.

This Commitment Letter is solely for the benefit of the Borrower and the Bank, and no provision hereof shall be deemed to confer rights on any other person or entity. This Commitment Letter may not be assigned by the Borrower to any other person or entity, but the obligations of the Borrower hereunder shall be binding upon the successors of the Borrower.

THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Health Plan Intermediaries Holdings, LLC

The Michael W. Kosloske 2012 Descendants Trust Agreement

January 24, 2013

TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER AND THE BANK HEREBY WAIVES JURY TRIAL IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS COMMITMENT LETTER OR ANY OTHER DOCUMENTS CONTEMPLATED HEREBY.

This Commitment Letter may be executed in any number of separate counterparts, each of which shall collectively and separately, constitute one agreement. Upon acceptance by you as provided herein, this Commitment Letter shall supersede all understandings and agreements between the parties hereto in respect of the transactions contemplated hereby.

We look forward to working with you on this transaction.

Very truly yours,

SUNTRUST BANK

By:	/s/ Jordan Young
Name:	Jordan Young
Title:	Senior Vice President

Accepted and agreed this day
of January, 2013.

Health Plan Intermediaries Holdings, LLC

By:
Name:	Michael W. Kosloske
Title:	Member and CEO

The Michael W. Kosloske 2012 Descendants Trust Agreement

By:
Name:	Lori Kosloske
Title:	Trustee

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

Borrower:	Health Plan Intermediaries Holdings, LLC (“HPIH”) and The Michael W. Kosloske 2012 Descendants Trust Agreement (“Descendants Trust”) (collectively the “Borrower”)

Lender:	SunTrust Bank (the “Bank”)

Guarantor(s):	The unlimited, unconditional, joint and several personal guarantees of: Michael W. Kosloske and Lori A. Kosloske; the unconditional guaranty of Health Plan Intermediaries, LLC; and the unconditional guaranty of The Michael W. Kosloske 2012 GRAT Agreement (“2012 GRAT”) (collectively the “Guarantors”, and together with the Borrower, the “Obligors”).

Facility:	364-day revolving line of credit on a closed-end basis (the “Facility”)

Loan Amount:	$2,000,000.00

Purpose:	To finance costs associated with a planned initial public offering and to fund advance commission payments to insurance agents and insurance agencies distributing Borrower’s short term health insurance policies.

Maturity Date:	364 days from the Date of Closing

Interest Rate:	The “Index” shall be Bloomberg 30 day LIBOR. The “Rate” shall equal the Index plus 3.50% p. a.

Commitment Fee:	$40,000.00 (2% of Loan Amount), due and payable at closing. The $10,000 due diligence fee charged for the Bank’s extension of this January 24, 2013 Commitment letter shall be credited towards that Commitment Fee at closing, reducing it to $30,000.

Interest Payments:	Interest shall be calculated on the basis of a 360-day year and shall be payable on the 1st day of each month, with all accrued interest due and payable on the Maturity Date.

Repayments:	The outstanding unpaid principal on all advances shall be due and payable on the Maturity Date

Clean-up Requirement:	No clean-up period (annual reduction to $0 principal balance) required.

Deposits:	The Borrower HPIH shall maintain its primary deposit accounts with The Bank for the greater of the two following periods; either a period of 12 months commencing with the January 24, 2013 date of this Commitment letter or a period equaling the term of the Facility.

Collateral:

Second lien position UCC filing on all of Borrower’s Business Assets behind SunTrust Bank’s existing first lien on all Business Assets.

Further pledge of all Units in Health Plan Intermediaries, LLC owned by Michael W. Kosloske to also include this Facility.

Further assignment of $4,500,000 life insurance policy on Michael W. Kosloske to also include this Facility.

Representations and Warranties:	Usual and customary for the Bank in transactions of this type

Affirmative Covenants:	Usual and customary for Bank in transactions of this type

• Annual CPA Audited Financial Statements of the Borrower HPIH due within 150 days of Borrower’s 12/31/xx Fiscal Year Ends.

• Quarterly internally prepared Financial Statements of the Borrower HPIH, due within 45 days of each calendar quarter end.

• Annual Tax Returns of the Corporate Guarantor, Health Plan Intermediaries, LLC, due within 15 days of completion annually.

• Annual Personal Tax Returns of the Personal Guarantors Michael W. Kosloske and Lori A. Kosloske, due within 15 days of completion annually.

• Annual Personal Financial Statements of the Personal Guarantors Michael W. Kosloske and Lori A. Kosloske, due annually on or before July 30th or more frequently upon Bank’s request.

• Copies of Annual Tax Returns for Borrower Descendants Trust and for Guarantor 2012 GRAT, due within 15 days of completion annually if separate Tax Returns are filed for those two trusts.

• Any other item (s) that is (are) usual and customary for Bank in the transactions of this type.

Negative Covenants:	Minimum Net Worth Covenant. Borrower HPIH shall maintain a minimum net worth of $6,250,000 through the period ending 3/30/2013. Commencing with the quarter ending 3/31/2013, Borrower HPIH will be required to both increase and maintain that minimum net worth figure by an additional $300,000 per quarter.

For example, from 3/3112013 through 6/29/2013, Borrower HPIH shall be required to have and maintain a minimum net worth figure of $6,550,000. From 6/30/2013 through 9/29/2013 Borrower HPIH shall be required to have and maintain a minimum net worth figure of $6,850,000. These quarterly increases in Borrower HPIH’ s minimum net worth will be required on an ongoing basis for the full term of the Facility.

This Minimum Net Worth Covenant shall be tested quarterly based on Borrower HPIH’s Fiscal Year End Audited Financial Statements and its quarterly internally prepared financial statements.

Other Negative Covenants:	Usual and customary of Bank in transactions of this type, including limitations on dividend payments if an event of default exists.

Events of Default:	Usual and customary for Bank in transactions of this type, including without limitation: (i) failure to pay principal when due; failure to pay any amount owed under the loan documents, (ii) breach of any covenants, (iii) the breach of any representation or warranty, (iv) cross-default to any other agreement in connection with the Facility and any other indebtedness to the Bank (including any hedging agreement executed with the Bank), (v) failure to pay any amount owed to any creditor other than Bank under a written agreement calling for payment of money, (vi) bankruptcy or insolvency (whether voluntary or involuntary) of any Obligor, (vii) death, declaration of incompetency, dissolution, liquidation, merger, consolidation, termination or suspension of business of any Obligor; (viii) a change in control affecting Borrower, defined as a ten percent ( 10%) or greater change in the current ownership of Borrower without prior Bank consent; (ix) a material change in Borrower’s senior management team without prior Bank consent; (x) a determination by Bank of the occurrence of a material adverse change in the financial condition of any Obligor, (xi) if secured, any material impairment or deterioration of the value of any collateral; (xii) the sale of all or substantially all of the assets of any Obligor other than in the ordinary course of business; (xiii) continued compliance with all applicable government regulations by any Obligor; (xiv) any other act or circumstance that makes Bank insecure.

Conditions Precedent:	The making of the initial loan will be subject to the following conditions: (i) the execution and delivery of definitive loan documentation acceptable to the Bank and the Borrower; (ii) the delivery of certified copies of organizational documents (including bylaws), authorizing resolutions of board of directors, and incumbency certificate for the Borrower; (iii) the delivery of good standing certificates issued by the secretary of state of the jurisdiction of incorporation of the Borrower and each other jurisdiction in which the Borrower is qualified to do business; and (iv) no material adverse change in the business, results of operations, properties or financial condition of the Borrower or of the Borrower and its Subsidiaries taken as a whole since the information presented in Borrower’s internally prepared financial statements for its quarter ending September 30, 2012.

The making of each loan shall be subject to accuracy of representations and warranties as of the date of such loan and no event of default or incipient default under the facilities described herein shall have occurred and be continuing as of the date of such loan or would result from the making of such loan.

Expenses and Indemnification:

The Borrower will pay all reasonable costs and expenses of the Bank (including, without limitation, the reasonable fees, charges and disbursements of the Bank’s counsel (including in-house counsel)) in connection with the preparation, administration and enforcement of all documentation executed in connection with the Facility.

Governing Law and Jurisdiction:	State of Florida

This Summary of Terms is intended as an outline of certain material terms of the two facilities described herein and does not purport to describe all of the terms and conditions, representations and warranties, covenants and other provisions that could be contained in the definitive loan documentation relating to the Facility.